Exhibit 99.1
April 12, 2007
American Oil & Gas, Inc. Announces Common Stock Offering
Denver, Colorado, Thursday, April 12, 2007 American Oil & Gas, Inc. (AMEX: AEZ) today announced an offering of common stock pursuant to its shelf registration statement. The Company will issue approximately six million shares of common stock for gross proceeds of approximately $28.5 million. The net proceeds to the Company from the offering are expected to be approximately $27 million, and the Company intends to use the net proceeds from the transaction to fund its drilling program and for general corporate purposes. The financing is expected to close on or about April 17, 2007, subject to the satisfaction of customary closing conditions.
A.G. Edwards acted as lead placement agent for the offering, and C.K. Cooper & Company acted as co-placement agent.
A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC’s website at http://www.sec.gov or from A.G. Edwards at One North Jefferson, Saint Louis, Missouri 63103, (314) 955-3000.
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.
This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.